Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of OXiGENE, Inc. for the registration of 17,117,118 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the financial statements of OXiGENE, Inc., and the effectiveness of internal control over financial reporting of OXiGENE, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP
Boston, Massachusetts
November 11, 2008